Exhibit 10.133

EMPLOYMENT OFFER LETTER EXTENSION

March 15, 2011

Oded Golan (the “Executive”)

40th Tagor St.

Tel-Aviv, 69203

Israel

Dear Oded:

Reference is made to that certain employment offer letter between you and Comverse Ltd. (the “Company”) dated as of June 15, 2010, as amended from time to time (the “Employment Offer Letter”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Offer Letter.

We are pleased to provide this written notice to you, prior to the nine month anniversary of your Commencement Date, to extend the employment term contemplated in the Employment Letter for an additional twelve (12) month period through June 27, 2012, the last day of your assignment.

COMVERSE LTD.

/s/ Shefali Shah
By: Shefali Shah
Title: Director, Global Legal Officer